THESTREET.COM HIRES ALLEN & CO. TO EXPLORE STRATEGIC ALTERNATIVES

NEW YORK, JANUARY 12, 2005 - TheStreet.com, Inc. (Nasdaq: TSCM), a leading provider of financial commentary, analysis, news and independent research, announced today that it has retained New York based investment bank Allen & Company LLC to assist its Board of Directors in considering possible strategic alternatives.

Thomas J. Clarke, Jr., the Company's Chairman and Chief Executive Officer, said, "Our Board believes that this is an opportune time for us to explore alternatives for enhancing stockholder value and building upon our accomplishments in both the electronic publishing and securities research and brokerage segments of our business. As we participate in this process, we will continue to focus on ways of strengthening these businesses."

No decision has been made as to whether the Company will engage in a transaction or transactions resulting from the Board's consideration of strategic alternatives, and there can be no assurance that any transaction or transactions will occur or, if undertaken, the terms or timing thereof.

ABOUT THESTREET.COM, INC.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading provider of financial commentary, analysis, news and independent research. Founded in 1996, the Company completed its initial public offering in May 1999. On the Internet, its premium, subscription-based website, "RealMoney.com" is accompanied by the professionally oriented subscription sites, "Street Insight," "RealMoney Pro Advisor," and the free, flagship site, "TheStreet.com." The Company also produces a suite of subscription services for use by professionals and self-directed investors, each designed to help a specific segment of the investing public make better-informed investing and trading decisions. TheStreet.com's wholly-owned subsidiary, Independent Research Group LLC ("IRG"), develops independent research and services focused exclusively on meeting the performance needs of hedge funds and money managers. IRG's proprietary equity research provides in-depth, action-oriented investment ideas from its in-house, top-tier industry analysts, without the conflicts created by investment banking, underwriting and proprietary trading.

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Contact: Tina Lewis, TheStreet.com, 212-321-5256, tina.lewis@thestreet.com